Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Bowne and Co., Inc.:

      We consent to the incorporation by reference in the registration statements (Form S-8 No. 333-102046, 333-64836, 333-79409, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045 and Form S-3 No. 333-109810, 333-25861, 333-25849 and 333-18629) of Bowne & Co., Inc. of our reports dated February 11, 2004 with respect to the consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and with respect to the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Bowne & Co., Inc. Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in the year ended December 31, 2002, and the adoption of the provisions of Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” in the fourth quarter of the year ended December 31, 2002.

/s/ KPMG LLP

New York, New York

March 12, 2004